EXHIBIT F
                                                      September 25, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Cinergy Corp. et al./Application-Declaration on Form U-1

Ladies and Gentlemen:

     I am Associate General Counsel for Cinergy Corp., a Delaware corporation ("Cinergy"). This opinion letter relates specifically to the transactions proposed in the application-declaration on Form U-1 (including as the same may be amended after the initial submission thereof and prior to receipt of the Commission's order with respect thereto, the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "Act") being filed today by Cinergy Corp., a Delaware corporation, and certain of its subsidiaries, namely, Cinergy Investments, Inc., Cinergy Global Resources, Inc., CinTec LLC, Cinergy Technologies, Inc. and Cinergy Wholesale Energy, Inc. (collectively, the
"Applicants"). Any capitalized terms used but not defined herein have the meanings assigned thereto in the Application.

     In connection with this opinion letter, I have reviewed the Application and such other documents and made such other investigation as I consider appropriate. Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

     1. All state laws applicable to the proposed transactions will be complied with.

     2. Each Intermediate Subsidiary upon its formation will be duly organized and validly existing.

     3. Any equity security to be issued by any Intermediate Subsidiary or Nonutility Subsidiary pursuant to the transactions proposed in the Application, when properly issued, delivered and paid for, will be validly issued, fully paid and nonassessable, and any associate company to whom any such equity security is issued will be entitled to the rights and privileges appertaining thereto set forth in the relevant organizational instruments.

     4. Any debt security to be issued by any Intermediate Subsidiary or Nonutility Subsidiary to any associate company thereof pursuant to the transactions proposed in the Application will be a valid and binding obligation of the issuer in accordance with its terms, except to the extent such enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of
creditors'  rights  generally or (ii)  by   applicable   principles  of  equity
(regardless   of  whether  such enforceability is sought in a proceeding at law or in equity).

     5. Each Applicant will legally acquire any equity or debt securities or assets of any business of any Intermediate Subsidiary or Nonutility Subsidiary, in each case as proposed in the Application.

     6. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Cinergy or any of the other Applicants or any associate company thereof.

     The foregoing opinions presume that the proposed transactions will be consummated in accordance with the Application and all legal requirements and authorizations applicable thereto, including, without limitation, the Commission's order requested therein and any internal corporate authorizations.

     I am admitted to the Bars of the States of New York and Ohio. The foregoing opinions are limited to the laws of such states and the Delaware General Corporation Law. This opinion letter does not address the potential applicability to the proposed transactions of any state securities or Blue Sky laws.

     I hereby consent to the Commission's use of this opinion letter in connection with the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                                     Very truly yours,


                                                     /s/ George Dwight II